As filed with the Securities and Exchange Commission on March 14, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NATIONAL OILWELL VARCO, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	76-0475815 (I.R.S. Employer Identification No.)

10000 Richmond Avenue
Houston, Texas 77042-4200
(713) 346-7500
(Address, Including Zip Code, and Telephone Number, including
Area Code, of Registrant’s Principal Executive Offices)

National Oilwell Varco Long-Term Incentive Plan
(Full Title of the Plan)

Merrill A. Miller, Jr.
President and Chief Executive Officer
10000 Richmond Avenue
Houston, Texas 77042-4200
(713) 346-7500
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to	Offering Price	Aggregate	Amount of
Securities to be Registered	be Registered(1)(2)	per Share(2)	Offering Price(2)	Registration Fee
Common Stock, par value $0.01	7,500,000	$47.40	$355,500,000	$41,843

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, the number of shares of common stock registered hereby pursuant to the National Oilwell Varco Long-Term Incentive Plan is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended, using the average of the high and low prices of the Common Stock on the New York Stock Exchange on March 10, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

      The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) but will be sent or given to participants as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933 as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THIS REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

      The following documents filed with the Commission by the Company are incorporated as of their respective dates in this Registration Statement by reference:

      A. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the Commission on March 8, 2005; and

      B. The description of the Company’s Common Stock contained in the Registration Statement on Form 8 A filed by the Company with the Commission on October 15, 1996 to register such securities under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

      All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing such documents. A report on Form 8-K furnished to the Commission shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

      Not applicable.

Item 5. Interests of Named Experts and Counsel.

      Not applicable.

Item 6. Indemnification of Directors and Officers.

      Delaware law authorizes corporations to limit or eliminate the personal liability of officers and directors to corporations and their stockholders for monetary damages for breach of officers’ and directors’ fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, officers and directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by Delaware law, officers and directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Delaware law enables corporations to limit available relief to equitable remedies such as injunction or rescission. The amended and restated certificate of incorporation limits the liability of officers and directors of the Company to the Company or its stockholders to the fullest extent permitted by Delaware law. Specifically, officers and directors of the Company will not be personally liable for monetary damages for breach of an officer’s or director’s fiduciary duty in such capacity, except for liability (i) for any breach of the officers’ or directors’ duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law (“DGCL”) or (iv) for any transaction from which the officer or director derived an improper personal benefit. The inclusion of this provision in the amended and restated certificate of incorporation may have the effect of reducing the likelihood of derivative litigation against officers and directors, and may discourage or deter stockholders or management from bringing a lawsuit against officers and directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders. Both the Company’s amended and restated certificate of incorporation and bylaws provide indemnification to the Company’s officers and directors and certain other persons with respect to certain matters to the maximum extent allowed by Delaware law as it exists now or may hereafter be amended. These provisions do not alter the liability of officers and directors under the U.S. federal securities laws and do not affect the right to sue (nor to recover monetary damages) under federal securities laws for violations thereof.

      The Company has obtained a liability insurance policy for the officers and directors that, subject to certain limitations, terms and conditions, will insure them against losses arising from wrongful acts (as defined by the policy) in their capacity as directors or officers.

      In addition, the Company has entered into agreements to indemnify its directors and certain of its officers in addition to the indemnification provided for in the amended and restated certificate of incorporation and bylaws. These agreements, among other things, indemnify the Company’s directors and certain of its officers for certain expenses (including attorneys fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of the Company, on account of services as a director or officer of the Registrant or as a director or officer of any subsidiary of the Company, or as a director or officer of any other company or enterprise that the person provides services to at the request of the Company.

Item 7. Exemption from Registration Claimed.

      Not applicable.

Item 8. Exhibits.

      See Index to Exhibits on page 6.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 11th day of March, 2005.

National Oilwell Varco, Inc., a Delaware corporation
By:	/s/ JOHN F. LAULETTA
John F. Lauletta
Chairman of the Board

By:	/s/ MERRILL A. MILLER, JR.
Merrill A. Miller, Jr.
President and Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints Clay C. Williams, M. Gay Mather and Dwight W. Rettig and each of them, either one of whom may act without joinder of the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and conforming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on March 11, 2005.

Signature	Title

/s/ JOHN F. LAULETTA John F. Lauletta	Director and Chairman of the Board
/s/ MERRILL A. MILLER, JR. Merrill A. Miller, Jr.	Director, President and Chief Executive Officer (Principal Executive Officer)
/s/ CLAY C. WILLIAMS Clay C. Williams	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ GREG L. ARMSTRONG Greg L. Armstrong	Director
/s/ ROBERT E. BEAUCHAMP Robert E. Beauchamp	Director
/s/ BEN A. GUILL Ben A. Guill	Director
/s/ DAVID D. HARRISON David D. Harrison	Director
/s/ ROGER L. JARVIS Roger L. Jarvis	Director
/s/ ERIC L. MATTSON Eric L. Mattson	Director
/s/ JEFFERY A. SMISEK Jeffery A. Smisek	Director
/s/ JAMES D. WOODS James D. Woods	Director

INDEX TO EXHIBITS

Exhibit Number		Description
5.1*	—	Opinion of Vinson & Elkins L.L.P. as to the validity of the securities being registered

23.1*	—	Consent of Ernst & Young LLP

23.2*	—	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)

24.1*	—	Power of Attorney (set forth on the signature page contained in Part II of this Registration Statement)

*	Filed herewith